Exhibit 99.1

MEDCATH CONTACTS:
Ed French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS SECOND QUARTER EARNINGS
     CHARLOTTE, N.C., May 4, 2006 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its second fiscal quarter, which ended March 31, 2006.
     Second quarter highlights:
•	Net revenue increased 8.6% to $208.5 million

•	Adjusted EBITDA of $27.8 million

•	Adjusted admissions increased 4.6%, driven by market share gains in the Company’s newest markets
Second Quarter 2006 Results
     MedCath’s net revenue increased 8.6% to $208.5 million in the second quarter of fiscal 2006 from $192.0 million in the second quarter of fiscal 2005. Income from operations was $7.7 million in the second quarter of fiscal 2006, compared to income from operations of $17.8 million in the second quarter of fiscal 2005. Adjusted EBITDA increased 0.6% to $27.8 million from $27.6 million and the loss from continuing operations was $1.9 million, or $0.10 per diluted share, in the second quarter of fiscal 2006, compared to income from continuing operations of $4.3 million, or $0.22 per diluted share, in the second quarter of fiscal 2005. Of note, MedCath’s results from continuing operations for the second quarter of fiscal 2006 were negatively impacted by $0.33 per share due to $6.1 million, net of taxes, of non-cash share-based compensation included in personnel expense for stock options issued during the quarter as required under FASB Statement No. 123R that MedCath adopted effective October 1, 2005.

     MedCath’s second quarter of fiscal 2006 financial results contain the following unusual items. Per share amounts reflect minority interest, where applicable, and income taxes:
•	A $1.0 million, or net impact of $0.03 per share, reduction in revenue due to prior period contractual adjustments related to estimated Medicare and Medicaid cost report settlements, and

•	A $635,000, or net impact of $0.02 per share, increase in interest expense related to the expensing of deferred loan acquisition costs associated with the prepayment of $11.9 million of senior notes.
     “We are pleased with our volumes for the quarter, and the ability to translate this incremental growth to improved earnings and margins,” said Ed French, MedCath’s president and chief executive officer. “We began to see some operational momentum at several of our challenged markets this quarter and we are working hard to maintain this momentum for the remainder of this fiscal year. I am also pleased to have Phil Mazzuca on our team as our Chief Operating Officer to assist in making this happen.”
Operating Statistics and Cash Flow
     Hospital admissions for the second quarter of fiscal 2006 increased 7.2% and adjusted admissions rose 4.6% from the second quarter of the previous fiscal year. Net revenue for our majority-owned hospitals increased 8.6%. Net cash provided by operating activities of continuing operations for the second quarter of fiscal 2006 was $14.1 million, down from $18.0 million for the second quarter of fiscal 2005.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; interest and other income, net; income tax expense (benefit); depreciation; amortization; non-cash compensation expense related to share-based compensation; gain or loss on disposal of property, equipment and other assets; equity in net earnings of unconsolidated affiliates; and minority interest. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income (loss) from continuing operations.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, May 12, 2006. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 7521424. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath currently owns interests in and operates twelve hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2005. A copy of this report, including exhibits, is available on the internet site of the Commission at http://www.sec.gov.